UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Tandy Brands Accessories, Inc.
(Name of Registrant as Specified In Its Charter)

NSL Capital Management, LLC
Quark Fund, LLC
Nick Levis
Evan Kagan
303 E Berger St. Santa Fe, NM 87505
505-660-2179
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mr. Levis is delivering a letter to stockholders of Tandy Brands Accessories, Inc., a copy of which is filed herewith as Exhibit 1 .

We believe that Britt Jenkins has Earned Millions from Shareholders While Running Tandy Brands Into the Ground:  We feel the Board of Directors at Tandy Brands are receiving excessive fees each year (around $100,000 per board member) and are not independent. Furthermore, we believe that TBAC Management and the Board of Directors desperately want to continue enriching themselves at your, the shareholders and true owners of Tandy Brands Accessories, expense.

TBAC:   Turnaround Story… or 25% Yearly Front Loaded Closed End Mutual Fund?:  It is my opinion that Britt Jenkins and the top brass of Tandy do not want you to know that $6,000,000 of your money is spent EACH YEAR on salaries to the board and Mr. Jenkins ($2,000,000), for expenses related to the fancy Empire State Building showroom in NYC and the plush Dallas offices ($1,000,000), for travel and conventions ($2,000,000), and for upper management pay or perks ($1,000,000). To me, and to other concerned shareholders, $6MM in executive expenses each year on a stock valued at $24MM is like paying a 25% sales charge or “Load” to a money manager each year.  In the mutual fund or hedge fund industry, this type of pay for underperformance (or abhorrent performance) fee structure would truly never stand…. At Tandy Brands, this pay scheme is “good governance.” Please Vote the Gold Proxy Card.

NSL Capital’s slate offers hope for the company that what we see as corporate waste, greed, and inflated pay packages will no longer rule the boardroom at Tandy Brands Accessories and no one will ever charge this 25% yearly “load” from the shareholder ever again. I do not hold fault to CEO’s of companies that perform. Good CEO’s are the backbone of American Business. The fact that Britt Jenkins destroyed $49MM in shareholder value last year while charging shareholders over $1,000,000 in compensation, however, is not acceptable to me. Making matters worse for us shareholders, Mr. Jenkins and the Board continue to rent an entire floor in the Empire State Building and lease lavish offices in Dallas that have almost no use whatsoever in my opinion to the operations of Tandy Brands other than its service as what we view as a management perk – why can’t we office out of a small rental space like most $24MM companies? Berkshire Hathaway has less lavish offices that Tandy in my opinion.

Let’s talk about those director fees… Can someone please explain to me why we should pay $800,000 a year to a Board of Directors who we feel just lost nearly half the value of this company and who own almost no stock? We feel this company is run for the enrichment of stakeholders alone with no regard at all to stockholder value. We have asked the board of directors to drop their yearly fees to $25,000 each which is all we will accept from the company if you vote the Gold Proxy Card. We feel the company over the years has performed just well enough to stay below the radar – management remains unaccountable for their actions and mistakes that cost us shareholders real money.

Please vote the Gold Proxy Card for the NSL nominees and vote for paying TBAC executives for performance. Vote for accountability. While the opposition complains about the “distraction” of this proxy fight and my lack experience, they are making thousands of dollars each day as we lose more and more money on our investment in the company. I can get the job done. Let’s stop the spending spiral right now.

With Warm Regards,

Nick Levis

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT RELATED TO THE SOLICITATION OF PROXIES BY NSL CAPITAL MANAGEMENT, LLC FROM THE STOCKHOLDERS OF TANDY BRANDS ACCESSORIES, INC. (“TANDY”) FOR USE AT TANDY’S ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV